Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

September 18, 2018

IRIDEX Corporation

1212 Terra Bella Avenue

Mountain View, California 94043

Ladies and Gentlemen:

We have acted as counsel to IRIDEX Corporation, a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to 1,666,667 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, including up to 250,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares granted to the underwriters, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-213094) filed on August 12, 2016 and declared effective by the Securities and Exchange Commission (the “Commission”) on August 26, 2016 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of September 13, 2018, by and between the Company and Stifel, Nicolaus & Company, Incorporated and Roth Capital Partners, LLC, as the underwriters named therein (the “Underwriters”).

We have examined copies of the Underwriting Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

AUSTIN    BEIJING    BOSTON    BRUSSELS    HONG KONG    LONDON    LOS ANGELES    NEW YORK    PALO ALTO
    SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE

September 18, 2018

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about September 18, 2018, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation